Exhibit 10.2

BMW Financial Services Great Britain
The Directors Chandlers Garage Holdings Ltd c/o Hammonds LLP Solicitors 7 Devonshire Square Cutlers Gardens London EC2M 4YH

Your reference Our reference Your message dated Department Telephone Fax E-mail Date Subject	PDS Risk Management 01256747386 01256749386 paul.shelton@bmwfin.com 3 October 2008 Term Loan

BMW Financial
Services
Great Britain
is a trading name of
BMW financial
Services (GB)
Limited

Registered Office:
Europa House
BartleyWay
Hook, Hampshire
RG279UF

Registered in
England & Wales
Company Number
01288537

Telephone
01256 747000

Fax
01256 749010	Dear Sirs We are pleased to confirm that we are prepared to provide to you a loan facility on the following terms and conditions:

1.       The facility (“the loan”) shall solely be used for general corporate purposes (including funding future acquisitions) and for providing working capital to Chandlers Garage Holdings Limited (registered under company number 03211322).

Failure by you to comply with this shall not prejudice our rights and we shall not be responsible for monitoring or ensuring the use or application by you of the facility.

2.       The maximum aggregate principal amount of the facility shall be £10,000,000 or such lower amount which represents 80% of the market valuation of the Property referred to in clause 9.2 (“ the Property”) available for drawdown subject to the condition precedent that we have notified you that we have received all the documents and that all the other matters in the schedule to this letter have occurred or been satisfied, in form, content and extent satisfactory to us. Our obligation to make the advance is also conditional on your being in compliance at the relevant time with the terms and conditions of, and there being no breach or default under, this letter or the legal charge to be registered over the Property (“Legal Charge”) in our favour or any other security document referred to in the schedule to this letter (all such documents being referred to as the “Security Documents”).

3. Subject to the above conditions, you may draw amounts (each an “Advance”) in stages provided that:

3.1 you shall have given to us, not later than 10 am on the second Business Day before the date of the proposed “Drawdown Date” (or at such later time as we

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may acting reasonably agree), notice of the intended drawing, such notice to be irrevocable and in a form acceptable to us

3.2	In this letter, “Drawdown Date” means the date on which an Advance is made to you under this facility and “Business Day” means a day (not being Saturday or Sunday) on which clearing banks are open in London for normal business.

3.3	If the Loan has not been fully drawn down by 28 February 2010 the remainder of the facility shall be cancelled unless you have received from us prior approval to draw down after this date.

3.4	The minimum amount for each Advance shall be £200,000, or such lesser amount as we may agree from time to time.

4.	4.1	Unless and to the extent the Loan is not fully drawn or is prepaid in accordance with the terms of this facility letter in which case the scheduled repayment amounts detailed in this clause shall be adjusted accordingly and shall reduce pro rata by the amount of the Loan drawn down and/or prepaid, the Loan shall be repaid by you by a first monthly instalment of principal of £98,061 followed by 101 consecutive monthly instalments of principal of £98,039 each commencing on the first day of March 2010 and thereafter on the first day of each succeeding month provided always that the Loan shall be repaid in full by you no later than 31 August 2018. If any payment is due on a day that is not a Business Day it shall be made on the next succeeding Business Day with interest to the actual date of payment. Payments shall be made by direct debit on your bank account or by such other means as we may in our discretion require. We shall notify you promptly and in any event within 10 Business Days of any adjustment to the scheduled repayment amounts in accordance with this clause.
You may, if you give us not less than 2 days’ prior irrevocable written notice (for amounts of up to £1,000,000) or 10 days’ (or such shorter period as we may agree) prior irrevocable written notice (for amounts over £1,000,000), prepay or cancel the whole or any part of the Loan (being a minimum amount of £50,000 or such lesser amount as the Lender may agree).

Any prepayment made in accordance with this clause 4 shall, unless otherwise stipulated, be applied:

(a)	first in payment of any unpaid fees, costs and expenses of the Lender hereunder;

(b)	second, in payment to the Lender of accrued interest, fees and other amounts (excluding principal) due but unpaid hereunder; and

(c)	third, in payment to the Lender of principal hereunder.

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Any prepayment under this facility letter shall be made together with accrued interest on the amount prepaid but otherwise without premium or penalty.
4.2	If you cease to be an authorised dealer of BMW (UK) Limited at any time in the future we reserve the right to review this facility and if, acting reasonably, we believe your ceasing to be an authorised dealer of BMW (UK) Limited will have a material adverse effect upon your ability to meet your payment obligations under this facility letter in full we may demand repayment of the loan and all amounts due under this facility letter on 28 days’ notice.
5.	Interest on the principal amount of the Loan outstanding from time to time shall be payable at the rate of 1.0% per annum above the highest of the following:
5.1	three-month Sterling BBA LIBOR as published on the 1st of each and every month during the term of the Loan or the next Business Day if these dates fall on a non Business Day (BBA LIBOR is the British Banking Association fixing of the London Inter-Bank Offered Rate. It is based on offered inter-bank deposit rates contributed in accordance with the Instructions to BBA LIBOR Contributor Banks);
or
5.2	3.00% per annum
(the “Applicable Base Rate”) or at such other rate or rates of interest as we may from time to time agree with you by not less than one month’s notice in writing to you. Interest shall accrue from day to day both before and after judgement and shall be calculated on the basis of a 365 day year and shall be debited to your account on the last day of each calendar month and shall then be immediately due and payable by you by direct debit on your bank account or by such other means as we may in our discretion agree.
6.	If any amount owing by you under this letter (whether principal, interest or otherwise) is not paid on the due date or if a direct debit is rejected you shall pay interest on that amount or the amount of the direct debit (as the case may be) from the due date for payment thereof or from the date of rejection of the direct debit (as the case may be) to the date that that amount is received by us at the rate of 5% per annum above the Finance House Base Rate, as published by the Finance & Leasing Association, from time to time (provided that no reduction in the Finance House Base Rate below 3% shall be taken into account).

7.	All payments to be made by you under the facility shall be paid without any deduction, set off or withholding whatsoever (except as required by law). If you are required by law to deduct any taxes from any amounts paid by you under this letter you shall pay those taxes when due and deliver to us evidence satisfactory to us (including all tax receipts) that the payment has been remitted to the appropriate authority.

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8.	Any certificate given by us of any amount owing by you to us from time to time whether by way of principal, interest or otherwise shall be conclusive evidence of the amount owing (except in the case of manifest error).

9.	You represent, warrant and undertake to us, on the date of your acceptance of this letter and, save as otherwise specified, on each date that the Loan is available or outstanding (with reference to the facts and circumstances then existing), as follows:
9.1	all approvals, authorisations, consents, licences, permissions and registrations which it is necessary to obtain from any governmental, local, public or other authority or without limitation any third party for the purpose of or relating to this facility and/or any Security Document (in this letter called “Consents”) have been obtained and are in force and all their provisions and conditions have been complied with;

9.2	the security referred to in the schedule to this letter constitutes (or will when executed constitute) first security over the Property known as;
CHANDLERS HAILSHAM, GLENEAGES DRIVE, HAILSHAM, EAST SUSSEX BN27 3UA with title number ESX309823

and

CHANDLERS BRIGHTON, VICTORIA ROAD, PORTSLADE, BRIGHTON BN41 1YH with title number Brighton ESX103492
9.3	there are no pending or to your knowledge (after due and careful enquiry) threatened actions or legal proceedings affecting you which may have a material adverse effect on your business, assets or financial condition;

9.4	you are not in breach of or in default under any agreement or obligation relating to (or analogous to) financial indebtedness in each case which is binding on it which has or is reasonably likely to have a material adverse effect;

9.5	no event or circumstances referred to in paragraph 11 below has occurred and is continuing and on the date of this letter no event or circumstance has occurred and is continuing which with the giving of notice, the lapse of time, any determination of materiality, the satisfaction of any applicable condition, or any combination of them could reasonably be expected to constitute or bring about any event or circumstance referred to in paragraph 11;

9.6	your latest audited financial statements (consolidated in the case of Group 1 Automotive UK Limited) give a true and fair view of your affairs and fairly represent your financial position and your results and operations as at and for the period ended on the date up to which those financial statements were prepared

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and there has been no material adverse change in your business, assets or financial position since that date;

9.7	all factual information supplied to us in contemplation of this facility was true as at its date and did not omit anything material to be known by any proposed lender to you, no change has occurred since the date of the information already supplied which renders it untrue or misleading in any material respect and all projections and statements of belief and opinion given by you to us were made in good faith after due and careful enquiry.
10.	So long as the Loan is available or outstanding:
10.1	you will obtain, maintain in force and comply with all Consents;

10.2	you will permit us and our representatives and advisers during normal hours and on reasonable notice full access to the Property and buildings on it;

10.3	you will prepare financial statements in accordance with generally accepted accounting principles and practices in England consistently applied in respect of each financial period and cause them to be audited by your auditors and deliver copies of them promptly and in any event not later than 180 days after the end of the period to which they relate, and supply us with monthly management accounting information in the format specified by BMW (UK) Limited as we may reasonably require;

10.4	you will provide to us such financial and other information of the Purchasers - including but not limited to information concerning the Property as we may from time to time reasonably request;

10.5	you will promptly inform us of any event or circumstance referred to in paragraph 11 below or anything of which you become aware which, with the giving of notice or lapse of time or otherwise, would result in any such event or circumstance.
11.	In the event of:
11.1	Payment default: failure by you to make any repayment of principal, or payment of interest or other sum, in respect of the Loan on its due date; or

11.2	Other breaches: any material breach of (or any material default in) the observance or performance of any term, condition, undertaking or covenant contained in this facility letter or in any of the Security Documents and such breach or default, if capable or remedy, is not remedied within 15 Business Days after notice from us to you specifying the breach or default and requiring its remedy; or

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11.3	Misrepresentation: any representation or warranty made (or deemed to be repeated), or any information provided by you in connection with the Loan being incorrect in any material respect when made or, repeated or provided; or

11.4	Winding up or administration: a petition being presented, an order being made or an effective resolution being passed for your winding up or a petition being presented for any administration order in respect of you or your undertaking; or

11.5	Enforcement or appointment of an Insolvency Practitioner: an encumbrancer taking possession or liquidator, provisional liquidator, administrator, receiver, trustee, sequestrator or similar officer being appointed in respect of all or any of your assets; or

11.6	Legal process: a distress, execution, attachment, diligence or other legal process being levied, enforced or sued out against any of your assets which is not discharged within 14 days and which would result in a material adverse effect on the Property or the business of the Borrower as a whole; or

11.7	Suspension of payments: you suspend payment of your debts or become unable to pay your debts as they fall due or are deemed, under Section 123 of the Insolvency Act 1986, to be unable to pay your debts; or

11.8	Re-scheduling of debts: you propose or enter into a voluntary arrangement (within the meaning of the Insolvency Act 1986) or take or are subject to any proceedings under any law or commence negotiations with one or more of your creditors for the adjustment, re-scheduling or deferment of all or a material part of your debts or you propose to enter into any general assignment or composition with or for the benefit of your creditors; or

11.9	Cessation of consents: the cessation or revocation for any reason of any Consent which is required to enable you to carry on all or a material part of your business; or

11.9	Invalidity: it becomes unlawful for you or any guarantor to perform any of your obligations under this letter or if any of this letter or the Security Documents is or becomes unenforceable against any party; or

11.10	Termination of guarantee etc: any guarantor giving or purporting to give notice to terminate its liabilities under any guarantee in respect of the Loan or any of the events referred to in this paragraph occurring in relation to any such guarantor; or

11.11	Material adverse change: there is a material adverse change in your financial trading position or prospects or in your ability to comply in full with your obligations under this letter;

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then the whole amount of the outstanding Loan and all accrued interest and other amounts owing under the Loan shall so long as any such default is continuing become repayable forthwith on demand in writing being made by us at any time.

12.
12.1 You will, within three Business Days of a demand by us, pay to us the amount of any increased cost incurred by us or any holding company of ours as the result of the imposition of or any change in, or any change in the interpretation or application of, taking effect after the date of this letter any law or regulation or directive (including any law or regulation or directive relating to taxation, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of monetary control) in England or Germany or any other relevant jurisdiction.

In this letter “increased cost” means:
(a)	an additional cost incurred by us (or any holding company of ours) as a result of us having entered into, or performing or maintaining or funding each advance and our other obligations under this letter; or

(b)	a reduction in any amount payable to us or the effective return to us (or to any holding company of ours) under this letter or on our capital (or that of any holding company of ours); or

(c)	the amount of any payment made by us, or the amount of any interest foregone by us, calculated by reference to any amount received or receivable by us from you. We shall, in consultation with you, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to this clause 12.

We confirm we are beneficially entitled to interest payable to us in respect of an advance under this facility letter and we are a company resident in the United Kingdom for United Kingdom tax purposes.
12.2	(a) If more than one currency or currency unit is at any time recognised by the Bank of England (or any other relevant supervising body) as the lawful currency of the United Kingdom then:
(i)	any reference to this letter or any of the Security Documents to, and any obligations arising under this letter in sterling shall be translated into, or paid in the currency unit designated by us; and

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(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the Bank of England (or any other relevant supervisory body) for the conversion of that currency or currency unit into the other;
(b)	If a change in Sterling occurs (including, without limitation, in consequence of European Monetary Union) the terms of this letter and Security Documents will be amended in the manner specified by us acting reasonably to reflect the change in currency and to put us in the same position, as far as possible, as we would have been had no change occurred and to ensure that we suffer no additional cost, expense, liability or reduction in our rate of return under this letter as a result.
12.3	If we seek to exercise our rights under paragraph 12.1, you will be entitled at any time on five Business days’ written notice to us to repay the Loan in whole together with accrued interest thereon without penalty.
13.	13.1
At any time when you are in default in paying any sums due under this letter, or we reasonably consider that the value of the Property has materially fallen we may obtain any independent report or valuation on or of the Property from any person selected by us in our discretion. Subject to Clause 13.2, the cost (inclusive of any applicable VAT) of any such report or valuation shall be for your account and payable to us on demand.

13.2	If we require more than one report or valuation on or of the Property in any period of twelve months we shall bear the cost of any additional valuations unless you are at the time of our requisitioning the report or valuation in breach of any of your obligations under this letter or we are entitled under paragraph 11 to demand early repayment of the Loan.

You will comply or procure compliance with any requirement in respect of the report or valuation within seven days after receiving notice of the requirements (and for the avoidance of doubt any failure so to comply or procure compliance will constitute an irremediable breach of this letter for the purposes of paragraph 11.2 above).

13.3	If we obtain any valuation of the Property which indicates that the Loan exceeds 85% of the open market value of your interest in the Property at such time, then we may so long as such conditions subsist at our option by notice in writing to you do any one or more of the following, namely:
(a)	require you to pay or discharge to us such part of Loan not exceeding the excess as we may specify; or

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(b)	cancel (or suspend, for such period as we may think fit), your ability to draw down such part of the undrawn facility as we may specify; or

(c)	require you to provide or procure to be provided to our satisfaction such additional security as we may direct.
You will comply or procure compliance with any such notice within seven days after the date of the notice (and for the avoidance of doubt any failure so to comply or procure compliance constitutes an irremediable breach of this letter for the purposes of paragraph 11.2 above).
14.	You will pay to us on demand all expenses (including legal and out-of-pocket expenses and together with Value Added Tax) on a full indemnity basis incurred by us in connection with the negotiation and preparation and execution of this letter and the Security Documents, the fulfilment of all the conditions precedent set out in the schedule to this letter and any amendment or extension of and the granting of any waiver or consent under this letter and or any Security Document and you shall also pay to us on demand all reasonable expenses properly incurred (including legal and out-of-pocket expenses and together with Value Added Tax) on a full indemnity basis by us in connection with the enforcement of or the preservation of any rights under this letter or any of the Security Documents.

15.	If we receive any payment from you which is insufficient to discharge all the amounts then due and payable by you under this letter, we shall apply that payment towards your obligations under this letter in such order as we may, in our sole and absolute discretion, consider appropriate and that application shall override any application made by you.

16.	Our rights under this letter and the Security Documents:
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of our rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.
17.	You may not assign, transfer, novate or dispose of any of, or any interest in, your rights and/or obligations under this letter or any of the Security Documents. We may assign or transfer all or any part of our rights and/or obligations under this letter or any of the Security Documents under prior advice to you. We may disclose to any person with whom we propose to enter into any kind of transfer, participation agreement in relation to this letter a copy of this letter or any of the Security Documents and any information

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which we have acquired about you. Prior to any disclosure of such information we shall enter into a confidentiality agreement is respect of the information being disclosed.

18.	If a provision of this letter or any Security Document is or becomes illegal, invalid or unenforceable, that shall not affect the validity and enforceability of any other provision of this letter or any of the Security Documents.

19.	All notices or other communications under or in connection with this letter or any of the Security Documents shall be given in writing or facsimile. Any notice will be deemed to be given as follows:
(a)	if in writing, when delivered; and

(b)	if by facsimile, when received.
However, a notice given in accordance with the above but received on a day which is not a Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place. Our addresses for service of notices under this letter are as set out at the top of page 1 on this letter. Our facsimile number is 01256 749386 and yours is Either of us may change our address for service on giving the other not less than 5 Business Day’s notice.

20.	This offer letter is available for acceptance by you for a period of 28 days following its date. If you wish to accept the facility on the terms and conditions of this letter, please sign and return the enclosed duplicate of this letter.

21.	The Facility Letter shall be governed by the laws of England and Wales and the parties submit to the exclusive jurisdiction of the English Courts.

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SCHEDULE
CONDITIONS PRECEDENT
1.	A copy of this offer letter signed by you.

2.	A certified true copy of a resolution of your Board of Directors:
2.1	Accepting the terms and conditions set out in this offer letter.

2.2	Authorising a specified person or persons to countersign this offer letter.

2.3	Authorising execution of the Security Documents on your behalf.
3.	A first Legal Charge over the Property set out in 9.2 of the facility letter in BMW Financial Services’ standard form.

4.	Receipt of satisfactory valuation reports addressed to BMW Financial Services (GB) Limited, by surveyors appointed by BMW Financial Services (GB) Limited.

5.	Receipt of a solicitor’s undertaking from Hammonds LLP to complete our security.

6.	An acceptance fee of £5,000 which shall be invoiced on drawdown of this facility.

7.	All BMW Financial Services (GB) Limited legal fees and surveyors costs are to be met by you.

8.	Evidence of the extent and level of the insurance cover in force in respect of the Property and that our interest is noted as joint insured in respect of the insurance policies held by you.

9.	A report on your title of the Property prepared by Hammond LLP Solicitors.

10.	At the request of BMW Financial Services (GB) Limited you are to provide a copy of your most recent Bank Overdraft Facility Letter, Loan Agreement or other document setting out borrowing terms and conditions that is in force or has been offered.
Yours faithfully
for and on behalf of
BMW Financial Services (GB) Limited

Paul Shelton	Darran White
Credit Risk Manager	Senior Credit Analyst

BMW Financial Services Great Britain

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To:     BMW FINANCIAL SERVICES (GB) LIMITED
We hereby confirm our acceptance of and agreement to the terms set out in the letter of which this is a copy.
For and on behalf of
CHANDLERS GARAGE HOLDINGS LIMITED

/s/ John C. Rickel Director

/s/ Darryl M. Burman
Director/Secretary

October 3, 2008 Date